EXHIBIT 2.2

CERTIFICATE OF MERGER OF
KEEY CORP. WITH AND INTO
1-800-AUTOTOW, INC.

Keey Corp. and 1-800-AutoTow, Inc. certify that:

         1. The name and state of Incorporation of each of the constituent corporations are:

                  (a) Keey Corp., a Delaware corporation (Acquired corporation)

                  (b) 1-800-AutoTow, Inc., a Delaware corporation
                  (Acquiring corporation)

         2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

         3. The Board of Directors of both constituent corporations unanimously approved the Agreement and Plan of Merger. The Consent of shareholders holding a majority of the issued and outstanding shares of 1-800-AutoTow, Inc. was given on March 30, 1998. The transaction was approved by Consent of Shareholders of Keey Corp., under Delaware General Corporation Law 228, dated March 30, 1998 by shareholders holding 17,647,731 shares, which is 90% of the 19,608,590 shares entitled to vote. Only a majority of shares were required; therefore, the Agreement and Plan of Merger was approved by the required votes. Notice of Action Taken without unanimous consent was mailed to all 1-800-AutoTow, Inc. and Keey Corp. shareholders who did not consent pursuant to 262(d)(2) of the Delaware General Corporation Law.

         4. The name of the surviving corporation is 1-800-AutoTow, Inc., a Delaware corporation.

         5. The Certificate of Incorporation, as amended by Amendment to Certificate of Incorporation dated December 23, 1997 of 1-800-AutoTow, Inc. shall be the Certificate of Incorporation of the surviving corporation.

         6. The complete executed Agreement and Plan of Merger is on file at the principal place of business of 1-800-AutoTow, Inc. located at 1301 N. Congress Ave., Suite 330, Boynton Beach, FL 33426.

         7. A copy of the Agreement and Plan of Merger will be furnished by 1-800-AutoTow, Inc. on request and without cost, to any shareholder of the constituent corporations.

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         8. 1-800-AutoTow, Inc. hereby irrevocably appoints the Delaware
Secretary of State as its agent to accept service of process in any suit or proceeding. A copy of such process shall be mailed by the Secretary of State to 1-800-AutoTow, Inc. located at 1301 N. Congress Ave., Suite 330, Boynton Beach, FL 33426.


         IN WITNESS WHEREOF, the corporations have hereunto set their hands and seals.

         Dated this 30th day of March, 1998.

                                                    KEEY CORP.
                                                    a Delaware corporation

ACKNOWLEDGED:
/s/ R.V. Davidson                                   /s/ William Bossung
--------------------                                -------------------
R.V. Davidson                                       William Bossung
Secretary                                           Sole Director



                                                    1-800-AUTOTOW, INC.
                                                    a Delaware corporation

ACKNOWLEDGED:
/s/ J. Konigsberg                                   /s/ Joel Nagelmann
-----------------                                   ------------------
J. Konigsberg                                       Joel Nagelmann
Secretary                                           President, Director


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